EMPLOYMENT AGREEMENT

AGREEMENT dated as of the 16th day of January, 2009, by and among NIVS IntelliMedia Technology Group, Inc., a Delaware corporation with its principal office at NIVS Industry Garden, No.29-31 Shuikou Road, Huizhou City Guangdong Province, China, 516005  (the “Company”), and Simon Zhang, an individual residing at 6F/C Building, Huahan Chuangxin Block, Keyuan Road, Shenzhen, China, 518057 (“Executive”).

W I T N E S S E T H:

WHERAS, Executive has the experience, know-how, ability and qualifications to serve as the Company’s Interim Chief Financial Officer and Corporate Secretary.

WHEREAS, the Company desires to engage Executive, and Executive desires to accept such engagement, to serve as the Company’s Interim Chief Financial Officer and Corporate Secretary until the Company is able to engage a permanent Chief Financial Officer.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.           Employment and Duties.  Subject to the terms and conditions hereinafter set forth, the Company hereby employs Executive as Interim Chief Financial Officer and Corporate Secretary.  As Interim Chief Financial Officer and Corporate Secretary of the Company, Executive shall have the duties and responsibilities associated with the Interim Chief Financial Officer and Corporate Secretary of a public corporation.  Executive shall report to the Company’s Chief Executive Officer and Board of Directors (the “Board”).  Executive shall also perform such other duties and responsibilities as may be determined by the Board, as long as such duties and responsibilities are consistent with those of the Company’s Interim Chief Financial Officer and Corporate Secretary.

2.           Executive’s Performance.  Executive hereby accepts the employment contemplated by this Agreement. During the term of this Agreement, as set forth in Section 5 (the “Term”), Executive shall perform his duties diligently, in good faith and in a manner consistent with the best interests of the Company, and shall devote substantially all of his business time to the performance of his duties under this Agreement.  In the course of his employment, Executive shall comply with all policies, including Codes of Ethics, that are applicable to the Company’s officers in general and chief financial and accounting officers, in particular.

3.           Compensation.

(a)           During the Term, the Company shall pay Executive a salary (“Salary”) at the monthly rate of twenty thousand RMB (RMB$20,000), less appropriate deductions required by applicable laws.  Salary payments shall be payable monthly in arrears in accordance with the Company’s policy on executive compensation.

(b)           Executive understands and agrees that he will not be eligible for employee benefits, fringe benefits or other perquisites made available to Company employees, including vacations, long term disability, sick time, life insurance and retirement benefits except as specifically set forth in this Agreement. Executive will execute any forms determined by Company to be necessary or appropriate to confirm his No Benefit Status, including but not limited to a declination of health insurance coverage form.

4.           Reimbursement of Expenses.  The Company shall reimburse Executive, upon presentation of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred by Executive during the Term in connection with the performance of his services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy.

5.           Term and Termination of Employment.  This Agreement shall be in effect as of the date of this Agreement as first written above.  Unless terminated earlier pursuant to the terms of this Section 5, this Agreement shall be in effect until a permanent Chief Financial Officer is identified and hired and commences employment with the Company.  This Agreement and Executive’s employment pursuant to this Agreement may be terminated by the Executive or the Company, at their respective sole discretion, on not less than two (2) weeks’ prior written notice, provided that, however, the Company may elect to terminate this Agreement and the Executive’s employment pursuant to this Agreement upon payment of two (2) weeks’ Salary to the Executive.  No severance pay shall be payable to Executive for termination.  Notwithstanding the foregoing, the Company may immediately terminate this Agreement and Executive’s employment for “Cause” without notice or payment in lieu thereof upon the occurrence of any of the following events: (i) Executive acting unlawfully, dishonestly, in bad faith or grossly negligent with respect to the business of the Company as determined by the Board; (ii) Executive committing any crime or fraud against the Company or its property or the conviction of Executive of any felony offense or crime reasonably likely to bring discredit upon Executive or the Company; or (iii) a material breach or default of any term of this Agreement by Executive.

6.           Trade Secrets and Proprietary Information.

(a)           Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future confidential information.  “Confidential information” shall mean all information of a proprietary or confidential nature relating to Covered Persons, including, but not limited to, such Covered Person’s trade secrets or proprietary information, confidential know-how, and marketing, services, products, business, research and development activities, inventions and discoveries, whether or not patentable, and information concerning such Covered Person’s services, business, customer or client lists, proposed services, marketing strategy, pricing policies and the requirements of its clients and relationships with its lenders, suppliers, licensors, licensees and others with which a Covered Person has a business relationship, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its businesses, any business in which it proposes to engage.  Executive agrees that he will not at any time use or disclose to any person any confidential information relating to Company; provided, however, that nothing in this Section 6(a) shall be construed to prohibit Executive from using or disclosing such information if he can demonstrate that such information (i) became public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure or (ii) was disclosure that was authorized by the Company.  The term “Covered Person” shall include the Company, any subsidiaries and affiliates and any other person who provides information to the Company pursuant to a secrecy or non-disclosure agreement.

(b)           In the event that any confidential information is required to be produced by Executive pursuant to legal process (including judicial process or governmental administrative subpoena), Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event Executive shall immediately notify the Company.  The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner so that Executive is not subject to penalties for failure to make such disclosure, Executive shall not make any disclosure until there has been a court determination on the Company’s objections.  If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Executive shall make disclosure only to the extent that disclosure is required by the court order, and Executive will exercise reasonable efforts at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded the confidential information.

(c)           Executive shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company or destroy all documents, papers, computer disks or other material in Executive’s possession or under Executive’s control which may contain or be derived from confidential information.  To the extent that any confidential information is on Executive’s hard drive or other storage media, he shall, upon the request of the Company, cause either such information to be erased from his computer disks and all other storage media or otherwise take reasonable steps to maintain the confidential nature of the material.

(d)           Executive further realizes that any trading in Company’s common stock or other securities or aiding or assisting others in trading in Company’s common stock or other securities, including disclosing any non-public information concerning Company or its affiliates to a person who uses such information in trading in the Company’s common stock or other securities, may constitute a violation of federal and state securities laws.  Executive will not engage in any transactions involving the Company’s common stock or other securities while in the possession of material non-public information in a manner that would constitute a violation of federal and state securities laws.

(e)           For the purposes of Sections 6, 7 and 8 of this Agreement, the term “Company” shall include the Company, and any subsidiaries and affiliates.

7.           Covenant Not To Solicit.

(a)           During the period from the date of this Agreement until one year following the date on which Executive’s employment is terminated, Executive will not, directly or indirectly:

(i)  persuade or attempt to persuade any person which is or was a customer, client or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer” and “client” as used in this Section 7 to include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Executive’s employment or consulting relationship hereunder or during the twelve (12) months preceding the termination of his employment or consulting relationship, as the case may be);

(ii)  solicit for himself or any other person other than the Company the business of any person which is a customer or client of the Company, or was a customer or client of the Company within one (1) year prior to the termination of his employment or consulting relationship;

(iii)  persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year period prior to the lawful and proper termination of this Agreement, to leave the Company’s employ, or to become employed by any person in any business in the PRC or HK whether as an officer, director, consultant, partner, guarantor, principal, agent, employee, advisor or in any manner, which directly competes with the business of the Company as it is engaged in at the time of the termination of this Agreement, unless, at the time of such termination or thereafter during the period that the Executive is bound by the provisions of this Section 7, the Company ceases to be engaged in such activity, provided, however, that nothing in this Section 7 shall be construed to prohibit the Executive from owning an interest of not more than five (5%) percent of any public company engaged in such activities.

(b)           Executive will not, during or after the Term, make any disparaging statements concerning the Company, its business, officers, directors and employees that could injure, impair, damage or otherwise affect the relationship between the Company, on the one hand, and any of the Company’s employees, suppliers, customers, clients or any other person with which the Company has or may conduct business or otherwise have a business relationship of any kind and description; provided, however, that this sentence shall not be construed to prohibit either from giving factual information required to be given pursuant to legal process, subject to the provisions of Section 6(b) of this Agreement.  The Company will not make any disparaging statements concerning Executive.  This Section 7(b) shall not be construed to prohibit the either party from giving factual information concerning the other party in response to inquiries that such party believes are bona fide.

(c)           The Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 6 and 7 of this Agreement are a condition of his employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

(d)           Nothing in this Section 7 shall be construed to prohibit Executive from owning a passive, non-management interest of less than 5% in any public company that is engaged in activities prohibited by this Section 7.

8.           Injunctive Relief. Executive agrees that his violation or threatened violation of any of the provisions of Sections 6 or 7 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Executive from any violation or threatened violation of such provisions and compelling Executive to comply with such provisions. This Section 8 shall not affect or limit, and the injunctive relief provided in this Section 8 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by Executive. The provisions of Sections 6, 7 and 8 of this Agreement shall survive any termination of this Agreement and Executive’s employment and consulting relationship pursuant to this Agreement.

9.           Indemnification. The Company shall provide Executive with indemnification to the maximum extent permitted by the Company’s certificate of incorporation, by-laws and applicable law.

10.           Representations by the Executive.  Executive represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.

11.           Miscellaneous.

(a)           Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in accordance with the notice provisions of this Agreement, to the parties at their respective addresses set forth at the beginning of this Agreement, with notice to the Company being sent to the attention of the individual who executed this Agreement on its behalf. Any party may, by like notice, change the person, address or telecopier number to which notice is to be sent.

(b)           If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 7 of this Agreement, so that it complies with applicable law.

(c)           This Agreement constitutes the entire agreement of the Company and Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, including any and all previous employment agreements or understandings, all of which are hereby terminated, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)           No party shall have the right to assign or transfer any of its or his rights hereunder except that the Company’s rights and obligations may be assigned in connection with a merger of consolidation of the Company or a sale by the Company of all or substantially all of its business and assets.

(e)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

(f)           The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(g)           This Agreement may be executed in counterparts, each of which when so executed and delivered will be an original document, but both of which counterparts will together constitute one and the same instrument.

(h)           This Agreement shall be interpreted and enforced under the internal laws of the State of Delaware.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.

By:	/s/ Tianfu Li
Tianfu LI, Chief Executive Officer

/s/ Simon Zhang
Simon ZHANG